Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501

AIR PRODUCTS REPORTS FIRST QUARTER EPS OF $.72

Access the Q1 earnings teleconference scheduled for 11:00 a.m. Eastern Time (ET) on January 26 by calling (719) 457-2633 and entering passcode 354933, or listen on the Web:
www.airproducts.com/Invest/financialnews/EarningsReleases.htm.

LEHIGH VALLEY, Pa. (January 26, 2005) – Air Products (NYSE:APD) today reported net income of $167 million or diluted earnings per share (EPS) of $.72 for its first fiscal quarter ended December 31, 2004. Net income increased 27 percent and diluted EPS was up 24 percent compared with the prior year.

Record quarter revenues of $1,991 million were up 18 percent from the prior year on strong volumes across the Gases and Chemicals businesses. Operating income of $238 million was up 20 percent from the prior year. Strong volume increases across all businesses, favorable currency effects and productivity gains were partially offset by higher costs for raw materials and productivity initiatives.

John P. Jones, Air Products’ chairman and chief executive officer, said, “We again delivered strong earnings on solid volume gains and generated robust cash flow in the quarter. The strength of our portfolio, particularly our leadership positions in our growth businesses, is producing higher earnings and improved returns. Our employees remain focused and continue to make good progress toward our number one priority—improving our return on capital.”

Record Gases segment sales of $1,443 million increased 20 percent over the prior year on strong volumes—particularly in the company’s refinery hydrogen and electronics growth businesses—as well as higher natural gas cost pass through to customers and favorable currency effects. Record operating income of $220 million increased 21 percent, driven by strong volumes and favorable currency effects.

Chemicals segment sales of $461 million increased 12 percent versus the prior year on strong volumes in the Performance Materials and most Intermediate Chemicals businesses. Operating income of $20 million declined 18 percent, as higher raw material costs and plant operating costs associated with plant turnarounds more than offset stronger volumes and higher prices.

Equipment segment revenues of $88 million increased 23 percent over the prior year, mainly on higher liquefied natural gas (LNG) heat exchanger sales. Operating income of $6 million was up significantly versus the prior year. During the quarter, the company received two additional AP-X™ LNG heat exchanger orders, a new, proprietary technology that can increase heat exchanger capacity by 50 percent.

Looking forward, Mr. Jones said, “With our relentless focus on shareholder value, we continue to load our existing asset base while delivering a step change in our productivity and maintaining strict capital discipline. Although our Chemicals group results this quarter are unacceptable, we expect significant improvement in the second quarter and throughout the remainder of our fiscal year. Our first quarter typically is the seasonal low point, and we now have some raw material fixes in place and several announced price increases which should help drive sequential improvement in Chemicals.”

“Based on our improved first quarter performance and our confidence in our ability to sustain it, we are increasing our fiscal 2005 EPS guidance range to $2.95 to $3.15. For the fiscal second quarter, we expect to grow between 18 and 26 percent, resulting in an EPS of $.73 to $.78.”

Air Products will host its Annual Meeting of Shareholders on Thursday, January 27, 2005 at 2:00 p.m. ET. Access the audio Webcast at www.airproducts.com/Invest/shareholdersvcs/annualmeeting_materials.htm.

Air Products (NYSE:APD) serves customers in technology, energy, healthcare and industrial markets worldwide with a unique portfolio of products, services and solutions, providing atmospheric gases, process and specialty gases, performance materials and chemical intermediates. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment and is listed in the Dow Jones Sustainability and FTSE4Good Indices. The company has annual revenues of $7.4 billion, operations in over 30 countries, and nearly 20,000 employees around the globe. For more information, visit www.airproducts.com.

NOTE: The forward-looking statements contained in this release are based on current expectations regarding important risk factors. Actual results may differ materially from those expressed. Factors that might cause forward-looking statements to differ materially from actual results include those specifically referenced as future events or outcomes that the company anticipates, as well as, among other things, overall economic and business conditions different than those currently anticipated and demand for Air Products’ goods and services during that time; competitive factors in the industries in which it competes; interruption in ordinary sources of supply; the ability to recover unanticipated increased energy and raw material costs from customers; uninsured litigation judgments or settlements; spikes in the pricing of natural gas; changes in government regulations; consequences of acts of war or terrorism impacting the United States’ and other markets; charges related to currently unplanned portfolio management and cost reduction actions; the success of implementing cost reduction programs; the timing, impact and other uncertainties of future acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the impact of tax and other legislation and regulations in jurisdictions in which Air Products and its affiliates operate; the impact of new financial accounting standards, including the expensing of employee stock options; and the timing and rate at which tax credits can be utilized.

Please review the attached financial tables, including the Summary of Consolidated Financial Information:

AIR PRODUCTS AND CHEMICALS, INC.
SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

(Millions of dollars, except for share data)

	Three Months Ended
	31 December
	2004	2003

Sales	$1,991.0	$1,684.9

Net Income	$166.8	$131.8

Basic Earnings Per Share	$.74	$.59

Diluted Earnings Per Share	$.72	$.58

Capital Expenditures	$266.8	$181.1

Depreciation and Amortization	$179.4	$174.4

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

(Millions of dollars, except for share data)

	Three Months Ended
	31 December
	2004	2003

SALES	$1,991.0	$1,684.9
COSTS AND EXPENSES
Cost of sales	1,475.5	1,230.2
Selling and administrative	252.8	231.4
Research and development	33.1	30.0
Other (income) expense, net	(8.7)	(5.5)

OPERATING INCOME	238.3	198.8
Equity affiliates’ income	25.5	19.6
Interest expense	27.8	30.9

INCOME BEFORE TAXES AND MINORITY INTEREST	236.0	187.5
Income tax provision	64.9	51.3
Minority interest (a)	4.3	4.4

NET INCOME	$166.8	$131.8

BASIC EARNINGS PER COMMON SHARE	$.74	$.59
DILUTED EARNINGS PER COMMON SHARE	$.72	$.58
WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING (in millions)	226.4	221.9
WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING ASSUMING DILUTION (in millions)	232.3	227.0
DIVIDENDS DECLARED PER COMMON SHARE – Cash	$.29	$.23
x

(a) Minority interest primarily includes before-tax amounts.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Millions of dollars)

	31 December	30 September
	2004	2004

ASSETS

CURRENT ASSETS
Cash and cash items	$272.7	$146.3
Trade receivables, less allowances for doubtful accounts	1,515.1	1,454.7
Inventories and contracts in progress	543.3	577.2
Other current assets	279.9	238.7

TOTAL CURRENT ASSETS	2,611.0	2,416.9

INVESTMENTS IN NET ASSETS OF AND ADVANCES TO EQUITY AFFILIATES	672.1	629.8
PLANT AND EQUIPMENT, at cost	12,763.7	12,201.5
Less - Accumulated depreciation	6,846.1	6,499.3

PLANT AND EQUIPMENT, net	5,917.6	5,702.2

GOODWILL	917.9	830.5
INTANGIBLE ASSETS, net	104.4	101.4
OTHER NONCURRENT ASSETS	430.4	359.6

TOTAL ASSETS	$10,653.4	$10,040.4

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Payables and accrued liabilities	$1,345.5	$1,319.6
Accrued income taxes	135.6	105.9
Short-term borrowings and current portion of long-term debt	323.8	280.1

TOTAL CURRENT LIABILITIES	1,804.9	1,705.6

LONG-TERM DEBT	2,241.4	2,113.6
DEFERRED INCOME & OTHER NONCURRENT LIABILITIES	894.4	820.3
DEFERRED INCOME TAXES	788.1	788.0

TOTAL LIABILITIES	5,728.8	5,427.5

MINORITY INTERESTS IN SUBSIDIARY COMPANIES	183.8	168.9

TOTAL SHAREHOLDERS’ EQUITY	4,740.8	4,444.0

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,653.4	$10,040.4

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(Millions of dollars)

	Three Months Ended
	31 December
	2004	2003

OPERATING ACTIVITIES
Net Income	$166.8	$131.8
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	179.4	174.4
Deferred income taxes	16.6	23.1
Undistributed earnings of unconsolidated affiliates	(5.9)	(12.0)
Gain on sale of assets and investments	(.3)	(1.2)
Other	11.1	29.8

Subtotal	367.7	345.9
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	(2.8)	(32.8)
Inventories and contracts in progress	45.8	(4.0)
Payables and accrued liabilities	(57.3)	(18.5)
Other	1.9	(84.9)

CASH PROVIDED BY OPERATING ACTIVITIES	355.3	205.7

INVESTING ACTIVITIES
Additions to plant and equipment (a)	(216.1)	(152.3)
Investment in and advances to unconsolidated affiliates	(3.5)	(2.2)
Acquisitions, less cash acquired (b)	(45.1)	(25.9)
Proceeds from sale of assets and investments	2.6	7.6
Other	1.4	.6

CASH USED FOR INVESTING ACTIVITIES	(260.7)	(172.2)

FINANCING ACTIVITIES
Long-term debt proceeds	59.5	146.7
Payments on long-term debt	(13.5)	(97.5)
Net increase (decrease) in commercial paper and short-term borrowings	2.7	(73.0)
Dividends paid to shareholders	(65.5)	(50.9)
Proceeds from stock option exercises	42.2	54.1

CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	25.4	(20.6)

Effect of Exchange Rate Changes on Cash	6.4	3.8

Increase in Cash and Cash Items	126.4	16.7
Cash and Cash Items - Beginning of Year	146.3	76.2

Cash and Cash Items - End of Period	$272.7	$92.9

(a)	Excludes capital lease additions of $1.5 and $.7 for the three months ended 31 December 2004 and 2003, respectively.

(b)	Excludes $.6 of capital lease obligations assumed in acquisitions in the three months ended 31 December 2004.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Share-Based Payments
In the financial statements for the first quarter of 2005, the company has applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for employee stock options. In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment,” which requires companies to expense the grant-date fair value of stock options. This Statement is effective fiscal periods beginning after 15 June 2005.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY BUSINESS SEGMENTS
(Unaudited)

(Millions of dollars)

	Three Months Ended
	31 December
	2004	2003

Revenues from external customers
Gases	$1,442.7	$1,203.5
Chemicals	460.7	410.1
Equipment	87.6	71.3

Segment Totals	1,991.0	1,684.9

Consolidated Totals	$1,991.0	$1,684.9

Operating income
Gases	$219.8	$182.3
Chemicals	20.0	24.5
Equipment	6.0	(.3)

Segment Totals	245.8	206.5

Corporate research and development and other income (expense)	(7.5)	(7.7)

Consolidated Totals	$238.3	$198.8

Equity affiliates’ income
Gases	$22.6	$17.7
Chemicals	2.9	1.9
Equipment	—	—

Segment Totals	25.5	19.6

Consolidated Totals	$25.5	$19.6

(Millions of dollars)

	31 December	30 September
	2004	2004

Identifiable assets (a)
Gases	$7,693.1	$7,339.8
Chemicals	1,402.8	1,402.5
Equipment	214.6	226.4

Segment Totals	9,310.5	8,968.7

Corporate assets	670.8	441.9

Consolidated Totals	$9,981.3	$9,410.6

(a) Identifiable assets are equal to total assets less investments in equity affiliates.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY GEOGRAPHIC REGIONS
(Unaudited)

(Millions of dollars)

	Three Months Ended
	31 December
	2004	2003

Revenues from external customers
United States	$1,138.9	$943.2
Canada	18.5	19.6

Total North America	1,157.4	962.8

United Kingdom	154.2	147.4
Spain	115.6	105.0
Other Europe	295.8	254.3

Total Europe	565.6	506.7

Asia	229.6	171.8
Latin America	38.4	43.6

Total	$1,991.0	$1,684.9

Note:	Geographic information is based on country of origin. The Other Europe segment operates principally in Belgium, France, Germany and the Netherlands. The Asia segment operates principally in China, Japan, Korea and Taiwan.

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Media Inquiries:

       Katie McDonald, tel: (610) 481-3673; e-mail: mcdonace@airproducts.com

Investor Inquiries:

       Phil Sproger tel: (610) 481-7461; e-mail: sprogepc@airproducts.com